Exhibit 10.1
ACCELERATION AND RECOUPMENT AGREEMENT

THIS ACCELERATION AND RECOUPMENT AGREEMENT (this “Agreement”) is entered into as of December 16, 2025 (the “Effective Date”), by and between Enviri Corporation, a Delaware corporation (the “Company”), and [       ] (“Employee”).

WHEREAS, Employee is a participant in the Company’s 2013 Equity and Incentive Compensation Plan, as amended (the “Plan”), and holds certain awards of performance share units (“PSUs”) granted under the Plan, including each award of PSUs set forth on Exhibit A hereto (such PSUs, the “Specified PSUs”);

WHEREAS, on November 20, 2025, the Company entered into definitive agreements with Veolia Environnement S.A., a French société anonyme (“Buyer”), for the sale of the Company’s “Clean Earth” business, including (i) an Agreement and Plan of Merger, dated as of November 20, 2025 (the “Merger Agreement”), by and among the Company, CLEH, Inc., a newly formed Delaware corporation and a direct wholly owned subsidiary of the Company (“CLEH”), Enviri LLC, a Delaware limited liability company and a direct wholly owned subsidiary of CLEH (“Enviri LLC”), Buyer, and Liberty Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Buyer, and (ii) a Separation Agreement, dated as of November 20, 2025 (the “Separation Agreement”), by and among the Company, CLEH, Buyer, and Enviri II Corporation, a newly formed Delaware corporation and a direct wholly owned subsidiary of the Company (“New Enviri”) (the transactions contemplated by the Merger Agreement and the Separation Agreement, the “Transactions”);

WHEREAS, in connection with the Transactions, the Company desires to accelerate Employee’s Specified PSUs on the terms set forth herein; and

WHEREAS, the Specified PSUs will be settled in a manner consistent with the terms of the Specified PSU award agreement using a measurement date of the Acceleration Date (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Acceleration of Specified PSUs.

Subject to Employee’s execution of this Agreement, a number of shares of the Company’s common stock, par value $1.25 per share (each, a “Share”), equal to the number of “Earned Shares” set forth opposite the Specified PSUs on Exhibit A hereto (the “Earned Shares”) shall be deemed earned and vested as of December 17, 2025 (the “Acceleration Date”).

2.    Recoupment.

2.1    Repayment Obligation. If (a) the Merger Agreement is terminated in accordance with its terms without the Transactions being consummated or (b) Employee’s employment with the Company and its subsidiaries is terminated (i) by Employee or (ii) by the Company and its subsidiaries for Cause (as defined in the agreement pursuant to which the applicable award of Specified PSUs was granted), in either case, prior to consummation of the Transactions, Employee shall be required to repay to the Company or its successor any Recoupment Amount within 180 days after the request for such Recoupment Amount is communicated in writing to Employee by the Company or its successor. The Company or its successor shall be required to communicate any Recoupment Amount to Employee as soon as reasonably practicable after such Recoupment Amount has been determined.

2.2    Method of Recoupment. To the extent Employee does not timely repay the Recoupment Amount via check or wire transfer, the Company or its successor may recover such amount by offset against any other compensation or amounts payable by the Company or any of its subsidiaries or affiliates, or its or their successors, to Employee, including through the forfeiture or cancellation of outstanding awards under the Plan; provided, that no such offset shall be permitted to the extent it would result in additional taxes or penalties to Employee under Section 409A of the Internal Revenue Code of 1986, as amended.

2.3    No Indemnification. Notwithstanding the terms of any of the Company’s organizational documents, any corporate policy or any contract, Employee shall not be indemnified by the Company against the loss of the Recoupment Amount.

2.4    Definitions.

2.4.1    “Fair Market Value” means the closing price of a Share on the trading day immediately preceding the Measurement Date.

2.4.2    “Measurement Date” means (a) December 31, 2026, in the case of any Specified PSUs granted in 2024, (b) December 31, 2027, in the case of any Specified PSUs granted in 2025, or (c) if prior to the date in clause (a) or clause (b), the vesting date utilized in connection with a corporate transaction (other than the Transactions), in each case, as applicable.

2.4.3    “Recoupment Amount” means, with respect to each award of Specified PSUs set forth on Exhibit A:

2.4.3.1    In the case of a repayment obligation arising under Section 2.1(a), the excess, if any, of: (a) the aggregate Fair Market Value of the Earned Shares set forth on Exhibit A, measured as of the applicable Measurement Date, over (b) the sum of: (i) the aggregate Fair Market Value of the number of Shares subject to such award that the Company or its successor determines would have been earned by Employee had such award not been deemed earned and vested pursuant to this Agreement and had instead been earned and vested in the ordinary course or in connection with a corporate transaction (other than the Transactions), measured as of the applicable Measurement Date and in a manner consistent with how awards of PSUs of the same type as such Specified PSUs are treated for purposes of the relevant vesting event, (ii) any additional amount the Company determines is appropriate, and (iii) any taxes paid by Employee as a result of receiving the Earned Shares pursuant to this Agreement; or

2.4.3.2    In the case of a repayment obligation arising under Section 2.1(b), the aggregate Fair Market Value of the Earned Shares set forth on Exhibit A, measured as of the Acceleration Date, less (i) any additional amount the Company determines is appropriate, and (ii) any taxes paid by Employee as a result of receiving the Earned Shares pursuant to this Agreement.

3.    Restrictive Covenant Agreement.

By signing this Agreement, Employee agrees to be bound by the terms of the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”).

4.    Miscellaneous.

4.1    Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach will be brought in the Court of Common Pleas of Philadelphia County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its attorneys’ fees and costs.

4.2    Successors and Assigns. This Agreement and the Restrictive Covenant Agreement are binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, successors, and assigns. For the avoidance of doubt, New Enviri and its subsidiaries and affiliates will be the successor to the Company following consummation of the Transactions.

4.3    Survival. For the avoidance of doubt, the Company’s or its successor’s right to enforce any obligations of the Executive under this Agreement will survive even if the

Executive’s service with the Company, its subsidiaries or affiliates, or its or their successors, terminates for any reason.

4.4    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communications and understandings relating thereto. Notwithstanding the foregoing, the parties agree that any clawback or recoupment policy to which the Employee is subject as of the date hereof, and any confidentiality, non-disclosure, non-solicitation, non-competition or assignment of invention agreements into which the parties previously entered shall remain in effect, and are in addition to and not superseded by this Agreement.

4.5    Amendments. No amendment or modification of this Agreement or the Restrictive Covenant Agreement shall be effective unless in writing and signed by both parties.

4.6    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed valid and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ENVIRI CORPORATION

By:
Name:
Title:

EMPLOYEE

Name:

EXHIBIT A

Specified PSUs

Grant Year	Target Number of PSUs	Maximum Number of PSUs	Earned Shares
2024
2025

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

1.    Non-Competition.

Employee acknowledges that Employee has access to the confidential and proprietary trade secret information of Enviri Corporation, a Delaware corporation, including New Enviri and its and New Enviri’s subsidiaries, affiliates, joint ventures, operating divisions, successors and assigns (the “Company”), as further described below (“Confidential/Proprietary Trade Secret Information”). Further, Employee acknowledges that Employee derives significant value from the Company and from the Confidential/Proprietary Trade Secret Information provided during the term of employment with the Company, which enables Employee to optimize the performance of the Company’s performance and Employee’s own personal, professional, and financial benefit. In consideration of the accelerated vesting described in the Acceleration and Recoupment Agreement (the “Agreement”) to which these terms, conditions and provisions (this “Restrictive Covenant Agreement”) are attached as an exhibit, Employee agrees that, during Employee’s employment by the Company, and for a period of twelve (12) months after the cessation of such employment for any reason, Employee will not, directly or indirectly, engage in any of the following:

1.1    On Employee’s own behalf or on behalf of any other corporation, business, partnership, individual, entity or enterprise, directly or indirectly solicit, divert, contract with, or attempt to solicit, divert, or contract with, any customer with whom Employee had Material Contact during the final two (2) years of Employee’s employment with the Company concerning any products or services that are similar to those that Employee was responsible for or were otherwise involved with during Employee’s employment with the Company. For purposes of this Restrictive Covenant Agreement, the Employee will have had “Material Contact” with a customer if: (a) Employee had business dealings with the customer on the Company’s behalf; (b) Employee was responsible for supervising or coordinating the dealings between the Company and the customer; or (c) Employee obtained Confidential/Proprietary Trade Secret Information about the customer as a result of Employee’s association with the Company; or

1.2    Within the geographic territory where Employee was employed by the Company, obtained knowledge of Confidential/Proprietary Trade Secret Information, or had contact with the Company’s customers, become employed by or otherwise render services to (as a director, employee, contractor or consultant) or have any ownership interest in any business which is engaged in offering the same or similar products or services as, or otherwise competes with those Company, including its subsidiaries and operating unit(s) with which Employee was employed or in any way involved during the last twelve (12) months of employment with the Company.

2.    Non-Disparagement.

Employee agrees that Employee will not make or publish any statement critical of the Company or any of its affiliates or their respective executive officers, directors, and employees or in any way adversely affecting or otherwise maligning the business or reputation of the Company, its affiliates and their respective officers, directors and employees. This section shall not prohibit Employee or the Company or any of their representatives from taking action to enforce their rights under this Restrictive Covenant Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed, from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings, or submitting a complaint to any governmental or administrative tribunal.

3.    Non-Solicitation.

During Employee’s employment by the Company, and for a period of thirty-six (36) months after the cessation of such employment for any reason, Employee agrees that, without the prior written consent of the Company, Employee will not, on Employee’s own behalf or on behalf of any other corporation, business, partnership, individual or other entity or enterprise, directly or indirectly, (x) solicit for employment or hire, or encourage or suggest that any other corporation, business, partnership, individual or other entity solicit for employment or hire, any employee or former employee of the Company or (y) encourage or suggest that any employee, consultant, agent or representative of the Company terminate his or her employment or business affiliation with the Company. Notwithstanding this Section 3 does not restrict or preclude Employee, on his or her own behalf or on behalf of any other corporation, business, partnership, individual or other entity or enterprise, from (a) making generalized searches for employees, including by use of advertisements in any medium, and hiring any person who responds to any such search, so long as such search does not target or focus on employees of the Company, or (b) soliciting and hiring any employee of the Company whose employment with the Company ceased at least six (6) months prior to the earlier of any such solicitation or hiring.
4.    Acting or Assisting Potential Acquiror/Seeking to Influence the Company.
During Employee’s employment by the Company, and for a period of thirty-six (36) months after the cessation of such employment for any reason, Employee agrees that, without the prior written consent of the Company, Employee will not, on Employee’s own behalf or on behalf of any other corporation, business, partnership, individual or other entity or enterprise, directly or indirectly, (a) propose, seek or offer to enter into, or assist, facilitate or encourage any corporation, business, partnership, individual or other entity or enterprise to propose, seek or offer to enter into, any merger, business combination, tender offer, recapitalization, consolidation, or other similar transaction involving the Company or any asset or business acquisition involving the Company; (b) recommend, propose or nominate, or assist, facilitate or encourage any corporation, business, partnership, individual or other entity or enterprise to recommend, propose or nominate, candidates for election or appointment to the board of directors of the Company or matters to be voted on by stockholders of the Company; or (c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined or used under Regulation 14A of the Securities and Exchange Act of 1934) to vote, or seek to advise, influence or control any person with respect to the voting of, any securities of the Company, or otherwise seek or propose, alone or in concert with others, to influence or control the management or policies of the Company.

5. Confidential/Proprietary Trade Secret Information.

5.1.1 Employee agrees to keep secret and confidential all Confidential/Proprietary Trade Secret Information (further described below) acquired by Employee while employed by the Company or concerning the business and affairs of the Company, its vendors, its customers, and its affiliates (whether of a business, commercial or technological nature), and further agrees that Employee will not disclose any such Confidential/Proprietary Trade Secret Information so acquired to any individual, partner, company, firm, corporation or other person or use the same in any manner other than in connection with the business and affairs of the Company and its affiliates. Except in the performance of services for the Company, the Employee will not, for so long as the Confidential/Proprietary Trade Secret Information remains so designated under applicable law, use, disclose, reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Confidential/Proprietary Trade Secret Information or any portion thereof.

5.1.2 For purposes of this Restrictive Covenant Agreement, “Confidential/Proprietary Trade Secret Information” includes all information of a confidential or proprietary nature that relates to the business, products, services, research or development of the Company, and its affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Confidential/Proprietary Trade Secret Information also includes, but is not limited to, the following: (a) internal business information (including information relating to strategic and staffing plans and practices, business, training, financial, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods and customer and supplier lists); (b) identities of, individual requirements of, specific contractual arrangements with and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (c) trade secrets, copyrightable works and other confidential information (including ideas, formulas, recipes, compositions, inventions, innovations, improvements, developments, methods, know-how, manufacturing and production processes and techniques, research and development information, compilations of data and analyses, data and databases relating thereto, techniques, systems, records, manuals, documentation, models, drawings, specifications, designs, plans, proposals, reports and all similar or related information whether patentable or unpatentable and whether or not reduced to practice); (d) other intellectual property rights of the Company, or any of its affiliates; and (e) any other information that would constitute a trade secret under the Pennsylvania Uniform Trade Secrets Act, as amended from time to time (or any successor). The term “Confidential/Proprietary Trade Secret Information” also includes any information or data described above which the Company obtains from another party and which the Company treats as proprietary or designates as trade secrets, whether or not owned or developed by the Company.

5.1.3 All documents and materials supplied to Employee or developed by Employee in the course of, or as a result of Employee’s employment at the Company whether in hard copy, electronic format or otherwise shall be the sole property of the Company. Employee will at any time upon the request of the Company and in any event promptly upon termination of Employee’s employment or relationship with the Company, but in any event no later than five (5) business days after such termination, deliver all such materials to the Company and will not retain any originals or copies of such materials, whether in hard copy form or as computerized and/or electronic records. Except to the extent approved by the Company or required by

Employee’s bona fide job duties for the Company, the Employee also agrees that Employee will not copy or remove from the Company’s place of business or the place of business of a customer of the Company, property or information belonging to the Company or the customer or entrusted to the Company or the customer. In addition, the Employee agrees that Employee will not provide any such materials to any competitor of or entity seeking to compete with the Company unless specifically approved in writing by the Company. Notwithstanding anything this section to the contrary, if the Company needs to take legal action to secure such return delivery of such materials, Employee shall be responsible for all legal fees, costs and expenses incurred by the Company in doing so.

5.1.4 Employee understands that nothing contained in this Restrictive Covenant Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Restrictive Covenant Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency, including providing documents or other information without notice to the Company. This Restrictive Covenant Agreement does not limit the Employee’s right to receive an award for information provided to any Government Agencies.

6. Acknowledgements.

6.1 Employee acknowledges and agrees that, in the event of a cessation of Employee’s employment with the Company, for any reason and at any time, the provisions hereof will not unreasonably restrict Employee’s ability to earn a living. Employee and the Company acknowledge that Employee’s rights have been limited by this Restrictive Covenant Agreement only to the extent reasonably necessary to protect the legitimate interests of the Company.

6.2 Employee acknowledges and agrees that if Employee were to breach any provisions of this Restrictive Covenant Agreement, the Company or its successor would suffer damages that are not readily ascertainable. Accordingly, in addition to and without limiting any remedies in law or in equity available to the Company or its successor for the breach of this Restrictive Covenant Agreement, including, without limitation, injunctive and other equitable relief, Employee acknowledges and agrees that, in the event of a breach of this Restrictive Covenant Agreement by Employee, as reasonably determined by the Company or its successor, Employee shall pay to the Company or its successor immediately following such determination and a written demand therefor, a cash payment in an amount equal to the Fair Market Value of the Earned Shares, measured as of the Acceleration Date and net of taxes paid by Employee as a result of receiving the Earned Shares (“Liquidated Damages”). Employee acknowledges and agrees that the payment required by this Section is a reasonable forecast of the damages likely to result from such breach and is not a penalty of any kind. Employee further acknowledges and agrees that the payment of Liquidated Damages shall not be construed as a release or waiver by the Company or its successor of the right to prevent the continuation of any such breach of this Restrictive Covenant Agreement in equity or otherwise and shall not preclude or be construed to preclude the Company or its successor from making a showing of irreparable injury or any other element that may be necessary to secure injunctive relief.

6.3 Employee acknowledges and agrees that the remedy of the Company or its successor at law for any breach of the covenants contained herein would be inadequate and that for any breach of such covenants, the Company or its successor shall, in addition to other remedies as may be available to it at law or in equity, or as provided for in this Restrictive Covenant Agreement, be entitled to an injunction, restraining order, or other equitable relief, without the necessity of posting a bond, restraining Employee from committing or continuing to commit any violation of the covenants. Employee further acknowledges and agrees that proof shall not be required that monetary damages for breach of the provisions of this Restrictive Covenant Agreement would be difficult to calculate and that remedies at law would be inadequate.

7. Severability.

If any section, paragraph, term or provision of this Restrictive Covenant Agreement, or the application thereof, is determined by a competent court or tribunal to be invalid or unenforceable, then the other parts of such section, paragraph, term or provision will not be affected thereby and will be given full force and effect without regard to the invalid or unenforceable portions, and the section, paragraph, term or provision of this Restrictive Covenant Agreement will be deemed modified to the extent necessary to render it valid and enforceable.

8. Miscellaneous.

8.1 This Restrictive Covenant Agreement does not constitute a guarantee of employment and termination of employment will not affect the enforceability of this Restrictive Covenant Agreement.

8.2 Any capitalized term that is used but not defined in this Restrictive Covenant Agreement shall have the meaning ascribed to such term in the Agreement.

8.3 The headings contained in this Restrictive Covenant Agreement are inserted for convenience of reference only, and will not be deemed to be a part of this Restrictive Covenant Agreement for any purposes, and will not in any way define or affect the meaning, construction or scope of any of the provisions of this Restrictive Covenant Agreement.

8.4 This Restrictive Covenant Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Restrictive Covenant Agreement or seek a remedy for any breach will be brought in the Court of Common Pleas of Philadelphia County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania, and Employee irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes. The prevailing party in any such action will be entitled to recover its attorneys’ fees and costs.

8.5 The restrictions set forth herein will be in addition to any other such restrictive covenants agreed to through separate agreements, if any, between Employee and the Company.

8.6 The failure by the Company to enforce any right or remedy available to it under this Restrictive Covenant Agreement will not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Restrictive Covenant Agreement will be effective unless made in writing with specific reference to this Restrictive Covenant Agreement.

8.7 Employee agreed that the Company may notify any third party about Employee’s obligations under this Restrictive Covenant Agreement until such time as Employee has performed all of Employee’s obligations hereunder. Upon the Company’s request, Employee agrees to provide the Company with information, including, but not limited to, supplying details of Employee’s subsequent employment, sufficient to verify that Employee has not breached, or is not breaching, any covenant in this Restrictive Covenant Agreement.

8.8 Employee acknowledges and agrees that this Restrictive Covenant Agreement is in consideration of, the accelerated vesting described in the Agreement. Employee further acknowledges that Employee has carefully read and considered the provisions of this Restrictive Covenant Agreement, and that this Restrictive Covenant Agreement is reasonable as to time and scope and activities prohibited, given the Company’s need to protect its interests and given the consideration provided to Employee in the form of the accelerated vesting described in the Agreement.